UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 14, 1998 (July 31, 1998)



                               PACKAGED ICE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         TEXAS                   333-29357               76-0316492
(State or other jurisdiction    (Commission             (IRS Employer
   of incorporation)           File Number)          Identification No.)



                          8572 KATY FREEWAY, SUITE 101
                              HOUSTON, TEXAS 77024
                    (Address of principal executive offices)

                                 (713) 464-9384
              (Registrant's telephone number, including area code)


                                       N/A
         (Former name or former address, if changed since last report.)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

ACQUISITION OF CASSCO ICE & COLD STORAGE, INC.

      On July 31, 1998, the Packaged Ice, Inc. (the "Company") acquired all of the outstanding capital stock of Cassco Ice & Cold Storage, Inc., a subsidiary of WLR Foods, Inc., ("Cassco") for a purchase price of approximately $59 million in cash (the "Cassco Acquisition"). The Cassco Acquisition was financed with funds available under the Company's credit facility with Antares Leveraged Capital Corp. and cash on hand.

      The Company has not completed the assessment of the fair values of the net assets acquired for purposes of allocating the purchase price of the Cassco Acquisition. The excess of the purchase price over the currently estimated fair values of the net assets has been allocated to goodwill, which will be amortized over 40 years. The Cassco Acquisition was recorded using the purchase method of accounting, and therefore, the results of its operations will be included in the Company's consolidated financial statements from the date of purchase.

      Cassco is a leading producer and distributor of packaged ice products and owner/operator of cold storage warehouse facilities in the Mid-Atlantic region. Cassco's assets include nine separate ice manufacturing facilities, four distribution facilities and related equipment and rolling stock, all of which are used to manufacture and distribute ice products. In addition, Cassco owns
10.3 million cubic feet of cold storage buildings at five separate locations, all of which are used as public warehouses. Principally, the Company intends to continue such use.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(A)   FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

Cassco Ice & Cold Storage, Inc.

     (i)  Independent Auditors' Report - KPMG Peat Marwick LLP       F-1
     (ii) Balance Sheets as of June 27, 1998 and June 28, 1997       F-2
     (iii) Statement of Earnings for the Years Ended June 27,
           1998 and June 28, 1997                                    F-3
     (iv) Statements of Shareholder's Equity for the Years Ended
          June 27, 1998 and June 28, 1997                            F-4
     (v)  Statements of Cash Flows Equity for the Years Ended
          June 27, 1998 and June 28, 1997                            F-5
     (vi) Notes to Financial Statements                              F-6

(B)   PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma consolidated financial statements are filed with this report:

     (i)  Unaudited Pro Forma Combined Condensed Balance Sheet
          as of June 30, 1998                                       F-13
     (ii) Unaudited Pro Forma Combined Statements of Operations
          for Year Ended December 31, 1997                          F-14
     (iii) Unaudited Pro Forma Combined Statements of Operations
           for the Six Months Ended June 30, 1998                   F-15
     (iv) Notes to Unaudited Pro Forma Combined Condensed
          Financial Statements                                      F-16

(C)   EXHIBITS

      The following is a list of exhibits filed as part of this Form 8-K. Where so indicated by footnote, exhibits, which were previously filed, are incorporated by reference.

EXHIBIT NO.                 DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------
   2.1 Stock Purchase Agreement among Packaged Ice, Inc., WLR Foods, Inc. and Cassco Ice & Cold Storage, Inc. dated July 31, 1998.

   2.2      Non-Competition Agreement between WLR Foods, Inc. and Packaged Ice,
            Inc.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               PACKAGED ICE, INC.



Date:  August 14, 1998          By: /s/ JAMES C. HAZLEWOOD
                                    ----------------------
                                    James C. Hazlewood
                                    Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Cassco Ice and Cold Storage, Inc.:

      We have audited the accompanying balance sheets of Cassco Ice and Cold Storage, Inc. (a wholly-owned subsidiary of WLR Foods, Inc.) as of June 27, 1998 and June 28, 1997 and the related statements of earnings, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cassco Ice and Cold Storage, Inc. as of June 27, 1998 and June 28, 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                              KPMG PEAT MARWICK LLP

Richmond, Virginia
July 24, 1998

                        CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                                 BALANCE SHEETS
                         JUNE 27, 1998 AND JUNE 28, 1997

                                                              1998          1997
                                                          -----------   -----------
                        ASSETS
Current Assets:
   Cash ...............................................   $   118,362   $   143,326
   Accounts receivable (notes 9 and 10):
      Parent company ..................................     1,025,650     1,093,940
      Other ...........................................     3,189,307     2,813,858
                                                          -----------   -----------
                                                            4,214,957     3,907,798
Notes receivable (note 2) .............................         9,761        35,675
Inventories (note 3) ..................................     1,212,610     1,124,925
Deferred income taxes (note 5) ........................       246,347       205,861
Prepaid expenses ......................................       269,407       172,115
Due from parent company (note 10) .....................       957,919          --
                                                          -----------   -----------
Total current assets ..................................     7,029,363     5,589,700
                                                          -----------   -----------

Property, plant and equipment, net (notes 4, 6 and 8)      23,878,030    24,626,766
Other assets ..........................................       385,337       399,235
                                                          -----------   -----------
Total assets ..........................................   $31,292,730   $30,615,701
                                                          ===========   ===========


       LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
   Current installments of long-term debt (note 6) ....   $   529,487   $   519,125
   Current installments of obligations under capital
     leases (note 8) ..................................       268,678       110,699
   Accounts payable ...................................     1,128,644     1,322,998
   Accrued expenses ...................................       476,919       449,891
   Due to parent company (note 10) ....................          --       1,356,999
                                                          -----------   -----------
Total current liabilities .............................     2,403,728     3,759,712
                                                          -----------   -----------

Long-term debt, excluding current installments (note 6)     1,975,701     2,506,616
Obligations under capital leases, excluding
  current installations (note 8) ......................       797,825       686,148
Deferred income taxes (note 5) ........................     1,543,947     1,647,935
Other long-term liabilities ...........................       110,734       140,364
                                                          -----------   -----------
Total liabilities .....................................     6,831,935     8,740,775
                                                          -----------   -----------

Shareholder's equity:
Common stock, $1,000 par value. Authorized
   5,000 shares; issued and outstanding 70 shares .....        70,000        70,000
   Additional paid-in capital .........................    10,613,855    10,513,855
   Retained earnings ..................................    13,776,940    11,291,071
                                                          -----------   -----------
Total shareholder's equity ............................    24,460,795    21,874,926
                                                          -----------   -----------
Commitments (note 8)
Total liabilities and shareholder's equity ............   $31,292,730   $30,615,701
                                                          ===========   ===========

                 See accompanying notes to financial statements.

                        CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                             STATEMENTS OF EARNINGS
                   YEARS ENDED JUNE 27, 1998 AND JUNE 28, 1997

                                                        1998            1997
                                                   ------------    ------------
Operating revenues (notes 9 and 10):
   Parent company ..............................   $  7,297,937    $  7,053,271
   Other .......................................     22,079,856      19,130,471
                                                   ------------    ------------
                                                     29,377,793      26,183,742
Operating expenses .............................     16,996,578      15,885,712
                                                   ------------    ------------
Gross profit ...................................     12,381,215      10,298,030
Selling, general and administrative expenses ...      7,636,595       6,232,423
                                                   ------------    ------------
Operating income ...............................      4,744,620       4,065,607
Other expense (income):
   Interest expense ............................         73,065         272,195
   Interest income .............................         (9,797)         (8,797)
   Other, net ..................................        239,594          75,516
                                                   ------------    ------------
Total other expense ............................        302,862         338,914
                                                   ------------    ------------
Income before income taxes .....................      4,441,758       3,726,693
Provision for income taxes (note 5) ............      1,725,139       1,401,401
                                                   ------------    ------------
Net income .....................................   $  2,716,619    $  2,325,292
                                                   ============    ============

                 See accompanying notes to financial statements.

                        CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                       STATEMENTS OF SHAREHOLDER'S EQUITY
                   YEARS ENDED JUNE 27, 1998 AND JUNE 28, 1997

                                                  COMMON STOCK           ADDITIONAL
                                              -----------------------     PAID-IN        RETAINED
                                                SHARES     AMOUNT          CAPITAL       EARNINGS         TOTAL
                                              --------   ------------   ------------   ------------    ------------
Balances at June 29, 1996  ............             70   $     70,000   $  9,940,105   $  9,211,732    $ 19,221,837
Net income ............................           --             --             --        2,325,292       2,325,292
Dividends declared:  $3,513.61/share ..           --             --             --         (245,953)       (245,953)
Issuance of WLR Foods, Inc. stock for
   business acquisition (note 11)  ....           --             --          573,750           --           573,750
                                              --------   ------------   ------------   ------------    ------------
Balances at June 28, 1997  ............             70         70,000     10,513,855     11,291,071      21,874,926
Net income ............................           --             --             --        2,716,619       2,716,619
Dividends declared:  $3,296.43/share ..           --             --             --         (230,750)       (230,750)
Issuance of WLR Foods, Inc. stock for
   business acquisition (note 11)  ....           --             --          100,000           --           100,000
                                              --------   ------------   ------------   ------------    ------------
Balances at June 27, 1998  ............             70   $     70,000   $ 10,613,855   $ 13,776,940    $ 24,460,795
                                              ========   ============   ============   ============    ============

                 See accompanying notes to financial statements.

                        CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                            STATEMENTS OF CASH FLOWS
                   YEARS ENDED JUNE 27, 1998 AND JUNE 28, 1997

                                                              1998                      1997
                                                          -----------               -----------
Cash flows from operating activities:
  Net income ..........................................   $ 2,716,619               $ 2,325,292
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization ....................     3,401,617                 3,111,198
     Deferred income taxes ............................      (144,474)                 (167,968)
     Loss on sales of property, plant and equipment ...       153,034                    76,018
     Change in assets and liabilities:
      Increase in accounts receivable .................      (307,159)                 (470,392)
      Increase in inventories .........................       (65,205)                  (47,425)
      Increase in prepaid expenses ....................       (97,292)                   (4,159)
      Increase in other assets ........................        94,840                  (278,737)
      Decrease in accounts payable and accrued expenses      (654,753)                 (498,043)
      Change in due from/due to parent company ........    (1,827,491)
      Decrease in other long-term liabilities .........       (29,630)                  (32,585)
                                                          -----------               -----------
Net cash provided by operating activities .............     3,240,106                 1,326,227
                                                          -----------               -----------
Cash flows from investing activities:
  Capital expenditures ................................    (1,683,293)               (1,956,549)
  Acquisition of businesses (note 11) .................      (650,000)                 (195,549)
  Proceeds from sales of property, plant and equipment         24,665                    95,899
  Payments from notes receivable ......................        25,914                    55,115
  Proceeds from lease financing .......................          --                   1,761,078
                                                          -----------               -----------
Net cash used in investing activities .................    (2,282,714)                 (239,457)
                                                          -----------               -----------
Cash flows from financing activities:
  Principal payments on long-term debt ................      (520,553)                 (511,757)
  Principal payments under capital lease obligations ..      (231,053)                 (109,498)

  Principal payments on notes payable to bank .........          --                    (300,000)
  Dividends paid ......................................      (230,750)                 (245,953)
                                                          -----------               -----------
Net cash used in financing activities .................      (982,356)               (1,167,208)
                                                          -----------               -----------
Net decrease in cash ..................................       (24,964)                  (80,438)
Cash at beginning of year .............................       143,326                   223,764
                                                          -----------               -----------
Cash at end of year ...................................   $   118,362               $   143,326
                                                          ===========               ===========
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest ..............................................   $   262,484               $   273,657
                                                          ===========               ===========
Income taxes ..........................................   $ 1,628,880               $ 1,317,163
                                                          ===========               ===========

Supplemental schedule of non-cash investing and financing activities:
  During 1998, the Company recorded additional paid-in capital as a result of WLR Foods, Inc. stock valued at $100,000 issued to acquire a business (note
   11).
  During 1998, the Company recorded capital lease obligations of $500,709 related to the acquisition of transportation equipment.
  During 1997, the Company recorded additional paid-in capital as a result of WLR Foods, Inc. stock valued at $573,750 issued to acquire a business (note
   11).
  During 1997, the Company recorded capital lease obligations of $582,843 related to the acquisition of transportation equipment.

                      See accompanying notes to financial statements.

                        CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                         JUNE 27, 1998 AND JUNE 28, 1997


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

      Cassco Ice and Cold Storage, Inc.'s (Cassco or the Company) operations are devoted primarily to refrigerated warehousing and to the manufacturing, packaging and sale of ice.
Cassco operates primarily in the Mid-Atlantic region.

FISCAL YEAR

      The Company's fiscal year ends on the Saturday closest to June 30. Fiscal years 1998 and 1997 ended on June 27 and June 28, respectively, and included 52 weeks in each year.

INVENTORIES

      Inventories are valued at the lower of cost or market. The cost of packaging materials and packaged ice is determined by a method that approximates the first-in, first-out (FIFO) method. The cost of icemaking systems and parts is determined by the specific identification method.

PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Equipment held under capital leases is amortized straight line over the shorter of the lease term or estimated useful life of the asset. Depreciation on property, plant and equipment is computed using the straight-line method and useful lives of the respective assets are as follows:

      Land improvements..................10-15 years
      Buildings and improvements.........15-20 years
      Machinery and equipment............3-5 years
      Transportation equipment...........4-6 years

      The costs of maintenance and repairs are charged to operations, while costs associated with renewals, improvements and major replacements are capitalized.

INCOME TAXES

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income for the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      The Company is included in the consolidated federal income tax return and certain consolidated state income tax returns of WLR Foods, Inc. The Company provides income taxes on a separate company basis.

                        CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)


USE OF ESTIMATES

      The preparation of the financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying amounts for cash, accounts receivable, notes receivable, due from/to parent company, accounts payable and accrued expenses approximate fair value due to their short maturities. The fair value of long-term debt is calculated by discounting scheduled cash flows through maturity using estimated rates currently offered for debt with similar terms and average maturities. The carrying amount of long-term debt approximates fair value.

RECLASSIFICATIONS

      Certain reclassifications have been made to the 1997 financial statements to conform with the 1998 presentation.

INTANGIBLES

      Intangibles, primarily agreements not to compete, are stated at cost less accumulated amortization and are included in other assets in the accompanying balance sheets. Amortization is computed on the straight-line method over periods of 3 to 5 years.

(2)  NOTES RECEIVABLE

   Notes receivable consist of the following:
                                                             1998         1997
                                                           -------       -------
8.5% note receivable, due December 1996
 (amended to August 1997) ..........................       $  --         $30,272
8.5% note receivable, due August 1997 ..............          --           5,403
12% note receivable, due July 23,1998 ..............         3,667          --
10% note receivable, due August 15,1998 ............         6,094          --
                                                           -------       -------
Total notes receivable .............................       $ 9,761       $35,675
                                                           =======       =======

   (3)  INVENTORIES

   A summary of inventories follows:
                                                            1998          1997
                                                           -------       -------
Packaging materials ................................    $  860,958    $  586,589
Package ice ........................................       235,978       417,079
Ice maker systems and parts ........................       105,505       120,139
Fuel and other .....................................        10,169         1,118
                                                        ----------    ----------
Total inventories ..................................    $1,212,610    $1,124,925
                                                        ==========    ==========

(4)  PROPERTY, PLANT AND EQUIPMENT

   The Company's investment in property, plant and equipment was as follows:

                                                          1998           1997
                                                      -----------    -----------
Land and improvements ............................    $ 2,931,282    $ 2,930,878
Buildings and improvements .......................     15,813,389     15,738,256
Machinery and equipment ..........................     28,477,175     26,614,563
Transportation equipment .........................      4,998,416      4,412,380
Construction in progress .........................         13,041        430,426
                                                      -----------    -----------
                                                       52,233,303     50,126,503
Less accumulated depreciation and amortization ...     28,355,273     25,499,737
                                                      -----------    -----------
Total property, plant and equipment, net .........    $23,878,030    $24,626,766
                                                      ===========    ===========

(5)  INCOME TAXES

   The provision for income taxes was as follows for fiscal years 1998 and 1997:

                                                    1998                 1997
                                                -----------         -----------
Current:
  Federal ..............................        $ 1,646,703         $ 1,360,235
  State ................................            222,910             209,134
                                                -----------         -----------
Total current ..........................          1,869,613           1,569,369
Deferred:
  Federal ..............................           (137,440)           (160,127)
  State ................................             (7,034)             (7,841)
                                                -----------         -----------
Total deferred .........................           (144,474)           (167,968)
                                                -----------         -----------
Total income tax provision .............        $ 1,725,139         $ 1,401,401
                                                ===========         ===========

      The tax effects of temporary differences that give rise to significant portions of deferred tax assets (liabilities) at June 27, 1998 and June 28, 1997 are listed below:

                                                         1998           1997
                                                     -----------    -----------
Deferred tax liabilities:
  Property, plant and equipment, principally due to
   differences in depreciation and amortization ..   $(1,943,504)   $(1,980,911)
                                                     -----------    -----------
Gross deferred tax liabilities ...................    (1,943,504)    (1,980,911)
Deferred tax assets:
  Obligations under capital leases ...............       415,936        310,771
  Insurance accruals .............................        60,060         68,857
  Tax credits ....................................        27,016         27,016
  Accrual of compensated absences ................       122,286         91,491
  Other ..........................................        20,606         40,702
                                                     -----------    -----------
Gross deferred tax assets ........................       645,904        538,837
                                                     -----------    -----------
Net deferred tax liability .......................   $(1,297,600)   $(1,442,074)
                                                     ===========    ===========

   In assessing the recoverability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income, during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the level of historical operating results and expectations of future taxable income and reversals of deferred tax liabilities, management believes it is more likely than not that the Company will realize the benefits of these deductible differences as reflected at June 27, 1998 and June 28, 1997.

(6)  LONG-TERM DEBT

     Long-term debt as June 27, 1998 and June 28, 1997 consisted of the following obligations:

                                                                                  1998        1997
                                                                              ----------   ----------
Industrial Revenue Development Bond, due December 2001,
  payable in initial monthly installments of $3,305 plus interest
  (with annual increases in monthly payments to $11,598 plus interest by 2001) at 70% of the bank's prime lending rate (year
  end rate 7.163%). Secured by property, plant and equipment ..............   $  397,846   $  500,396
Unsecured Bank Term Note, due June 2003, payable in monthly
  installments of $33,389 plus interest at 30 day LIBOR +85
  basis points (year-end rate 6.54%) ......................................    2,003,342    2,404,012
Unsecured Note Payable, due September 2003, payable in
  annual installments of $17,333 plus interest (year-end rate 7.5%)........      104,000      121,333
                                                                              ----------   ----------
Total long-term debt ......................................................    2,505,188    3,025,741
Less current installments .................................................      529,487      519,125
                                                                              ----------   ----------
Total long-term, excluding current installments ...........................   $1,975,701   $2,506,616
                                                                              ==========   ==========

   The net book value of all property, plant and equipment encumbered under long-term debt agreements at June 27, 1998 and June 28, 1997 was approximately $6,968,000 and $7,081,000, respectively.

The Company had no agreements to maintain compensating balances.

Required annual principal repayments of long-term debt are as follows:

   FISCAL                                    AMOUNT
   ------                                    ------
   1999....................................  $529,487
   2000....................................   538,953
   2001....................................   550,300
   2002....................................   451,113
   2003....................................   418,002

(7)  EMPLOYEE BENEFITS

      The Company participates in WLR Foods, Inc.'s Profit Sharing and Salary Savings Plan that is available to substantially all employees who meet certain age and service requirements. Participants may elect to make contributions of up to 15% of their salary. For each employee dollar contributed (limited to the first 4% of an employee's compensation), the Company is required to contribute a matching amount of 50 cents. The Company can also make additional contributions at its discretion. Cassco's total contributions under this plan were approximately $94,000 for fiscal 1998 and $78,000 for fiscal 1997.

(8)  LEASES

      The Company is obligated under various capital leases for certain transportation equipment that expire at various dates during the next five years. At June 27, 1998 and June 28, 1997, the gross amount of equipment and related accumulated amortization recorded under capital leases were as follows:
                                                       1998               1997
                                                    ----------        ----------
Transportation equipment ...................        $1,458,484        $  957,775
Less accumulated amortization ..............           433,450           184,358
                                                    ----------        ----------
                                                    $1,025,034        $  773,417
                                                    ==========        ==========

      Amortization of assets held under capital leases is included with depreciation expenses.

      The Company has also entered into various noncancelable operating leases for machinery and equipment. The leases are noncancelable and expire on various dates through fiscal 2003. Total rent expense was approximately $897,000 and $872,000 for the years ended June 27, 1998 and June 28, 1997, respectively. Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of June 27, 1998 are:

                                                   CAPITAL    OPERATING
   FISCAL                                          LEASES      LEASES
   ------                                          -------    -------
   1999.......................................... $333,012   $344,592
   2000..........................................  333,012     62,112
   2001..........................................  228,561      3,180
   2002..........................................  183,030      1,440
   2003..........................................  146,813        120
                                                   -------    -------
   Total minimum lease payments..................1,224,428   $411,444
                                                 =========    ========
   Less amount representing interest (at rates
     ranging from 6.29% to 7.31%)................  157,925
                                                 ---------
   Present value of net minimum capital lease
     payments....................................1,066,503
   Less current installments of obligations under
     capital leases..............................  268,678
                                                 ---------
   Obligations under capital leases, excluding
     current installments........................$ 797,825
                                                 =========

(9)  CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

      Most of the Company's customers are located in the Mid-Atlantic states. Five customers, one of which is a related party, accounted for approximately 55% of the Company's revenues in fiscal 1998. Four customers, one of which is a related party, accounted for approximately 55% of the Company's revenues in fiscal 1997. Three customers, one of which is a related party, accounted for 45% of the Company's accounts receivable as of June 27, 1998. Six customers, one of which is a related party, accounted for 66% of the Company's accounts receivable as of June 28, 1997.

(10)  RELATED PARTY TRANSACTIONS

      Cassco is a 100% owned subsidiary of WLR Foods, Inc. (the Parent). The Parent performs certain services for the Company. These services include cash management, preparation of all income tax returns, information systems services and the administration of worker's compensation, health and property insurance and savings plans. The Company is charged a management fee for these services provided by the Parent.

                        CASSCO ICE AND COLD STORAGE, INC.
                 (A WHOLLY-OWNED SUBSIDIARY OF WLR FOODS, INC.)
                   NOTES TO FINANCIAL STATEMENTS - (CONTINUED)

      Management fees paid to WLR Foods, Inc. were $434,000 and $309,760 for fiscal 1998 and 1997, respectively. The Company provides refrigerated warehouse services and sells ice to the Parent. The intercompany account is interest bearing at a rate of 6.25% at June 27, 1998.

      In management's opinion, all related party transactions are conducted under normal business conditions, with no preferential treatment given to related parties.

(11)  BUSINESS ACQUISITIONS

      On March 10, 1998, the Company acquired substantially all of the assets of Mt. Joy Ice Company (Mt. Joy) for $400,000 cash and $100,000 (15,534 shares) of WLR Foods, Inc. common stock. The assets included primarily ice merchandisers. This transaction has been accounted for as a purchase, and accordingly, the financial statements include the assets acquired at fair value and the results of operations of Mt. Joy from the acquisition date.

      On March 30, 1998, the Company acquired substantially all of the assets of Copes Ice Company (Copes) for $250,000 in cash. The assets included primarily ice merchandisers. This transaction has been accounted for as a purchase, and accordingly, the financial statements include the assets acquired at fair value and the results of operations of Copes from the acquisition date.

      In the fiscal 1997, the Company acquired substantially all of the assets of Jennings Ice Company (Jennings) for $573,750 (45,000 shares) of WLR Foods, Inc. common stock. The assets included primarily ice merchandisers and refrigeration equipment. This transaction has been accounted for as a purchase, and accordingly, the financial statements include the assets acquired at fair value and the results of operations of Jennings from the acquisition date.

      The Company also acquired substantially all of the assets of The Ice Plant, Inc. for $195,000 in cash in fiscal 1997. The assets included primarily ice merchandisers. This transaction has been accounted for as a purchase, and accordingly, the financial statements include the assets acquired at fair value and the results of operations of The Ice Plant, Inc. from the acquisition date.

(12)  SUBSEQUENT EVENT

      WLR Foods, Inc. has entered a letter of intent to sell its stock in Cassco Ice and Cold Storage, Inc. to Packaged Ice, Inc. of Houston, Texas. Closing for the transaction is subject to certain conditions, including the completion of customary due diligence by the purchasers and regulatory approvals.

           UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

      The unaudited pro forma combined condensed balance sheet as of June 30, 1998 gives effect to the Cassco Acquisition and related financing, as if they had occurred on June 30, 1998.

      The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1997, give effect to the (i) the Cassco Acquisition and related financing, (ii) the acquisition of Reddy Ice Corporation ("Reddy") and (iii) 80 insignificant prior acquisitions of the Company and Reddy since January 1, 1997 (the "Acquisitions"), as if they had occurred on January 1, 1997. The unaudited pro forma combined statements of operations for the year ended December 31, 1997 are derived from (a) the audited historical financial statements of the Company and Reddy for such year, (b) the unaudited historical financial statements of Cassco for such period and (c) the unaudited historical financial statements of the Acquisitions for the applicable periods prior to their respective acquisition dates.

       The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 1998 give effect to the (i) the Cassco Acquisition and related financing, (ii) the acquisition of Reddy and (iii) 26 insignificant prior acquisitions of the Company and Reddy since January 1, 1998 (the "1998 Acquisitions"), as if they had occurred on January 1, 1997. The unaudited pro forma combined condensed statements of operations for the six months ended June 30, 1998 are derived from (a) the unaudited historical financial statements of the Company and Reddy for such period,
    (b) the unaudited historical financial statements of Cassco for such period and (c) the unaudited financial statements of the 1998 Acquisitions for the applicable periods prior to their respective acquisition dates.

       These unaudited pro forma combined financial statements should be read in conjunction with the Notes thereto; the separate audited and unaudited financial statements of the Company, including the Notes thereto, previously filed with the Securities and Exchange Commission; and the separate audited and unaudited financial statements the of Reddy, including the Notes thereto, previously filed with the Securities and Exchange Commission.

      The pro forma adjustments which give effect to the various events described above are based upon currently available information and upon certain assumptions that management believes are reasonable. The Company has accounted for all acquisitions under the purchase method and the resulting assets acquired and liabilities assumed are recorded at their estimated fair market values at the respective dates of acquisition. The adjustments included in the unaudited pro forma combined condensed financial statements reflect the Company's preliminary assumptions and estimates based upon available information. There can be no assurance that the actual adjustments will not vary significantly from the estimated adjustments reflected in the unaudited pro forma combined condensed financial statements.

      The unaudited pro forma combined condensed financial statements do not purport to be indicative of the results of operations that would have occurred or that may be obtained in the future if the transactions described had occurred as presented in such statements. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, utility prices, labor costs, competition, the Company's ability to integrate the operations of the companies the Company acquires with its current business successfully and several other factors, many of which are beyond the Company's control.

                    UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                  JUNE 30, 1998
                                 (IN THOUSANDS)

                                                   HISTORICAL    HISTORICAL  PRO FORMA      PRO FORMA
                                                  PACKAGED ICE     CASSCO   ADJUSTMENTS      COMBINED
                                                  ------------     ------   -----------      --------
                                     ASSETS
Current assets:
  Cash and equivalents .........................   $  7,311     $    118    $ (7,000)(a)    $    429
  Accounts and notes receivable ................     26,082        5,183        (958)(b)      30,307
  Inventories ..................................      7,664        1,213        --             8,877
  Prepaid expenses and other assets.............      1,478          516        (246)(b)       1,748
                                                   --------     --------    --------        --------
    Total current assets .......................     42,535        7,030       8,204          41,361

Property, net ..................................    140,567       23,878        --           164,445
Other assets, net ..............................     13,733          385        --            14,118
Goodwill .......................................    195,723        --         31,693 (b)     227,416
                                                   --------     --------    --------       ---------
    Total assets ...............................   $392,558     $ 31,293    $ 23,489       $ 447,340
                                                   ========     ========    ========       =========


                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations ....   $      76    $     798   $    (530)(b)   $     344
  Accounts payable ............................       9,644        1,129        --            10,773
  Accrued expenses ............................      21,942          477        --            22,419
                                                  ---------    ---------   ---------       ---------
    Total current liabilities .................      31,662        2,404        (530)         33,536

Long-term obligations:
  Credit Facility .............................      15,000         --        52,000 (c)      67,000
  9 3/4% Senior Notes .........................     270,000        1,976      (1,976)(b)     270,000
  Other indebtedness ..........................         787          908        --             1,695
  Debt discount ...............................        (263)        --          --              (263)
                                                  ---------    ---------   ---------       ---------
    Total long-term obligations ...............     285,524        2,884      50,024         338,432

Deferred taxes ................................        --          1,544      (1,544)(b)        --
Exchangeable preferred stock ..................      36,006         --          --            36,006
Mandatorily redeemable preferred stock ........      26,438         --          --            26,438

Preferred stock with put redemption option:
  Series A ....................................       2,497         --          --             2,497
  Series B ....................................         726         --          --               726
Common stock with put redemption option .......       1,972         --          --             1,972

Shareholders' equity:
  Common stock ................................          49           70         (70)(b)          49
  Additional paid-in capital ..................      41,322       10,614      10,614 (b)      41,322
  Treasury stock ..............................      (1,491)        --          --            (1,491)
  Retained earnings (accumulated deficit)  ....     (32,147)      13,777     (13,777)(b)     (32,147)
                                                  ---------    ---------   ---------       ---------
Total shareholders' equity ....................       7,733       24,461     (24,461)(d)       7,733
                                                  ---------    ---------   ---------       ---------
    Total liabilities and shareholders' equity    $ 392,558    $  31,293   $  23,489       $ 447,340
                                                  =========     ========    ========       =========

    See notes to unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                         HISTORICAL      HISTORICAL     HISTORICAL                   PRO FORMA        PRO FORMA
                                        PACKAGED ICE       REDDY          CASSCO     ACQUISITIONS   ADJUSTMENTS        COMBINED
                                        ------------       -----          ------     ------------   -----------        --------
Revenues ............................   $    28,981    $    66,449    $    28,675    $    78,771   $      --         $   202,876
Cost of sales .......................        18,724         41,713         19,547         53,211          --             133,195
                                        -----------    -----------    -----------    -----------   -----------       -----------
Gross profit ........................        10,257         24,736          9,128         25,560          --              69,681
Operating expenses ..................         7,636         10,952            705          8,469          (155)(a)        24,919
                                                                                                        (1,545)(b)
                                                                                                          (446)(c)
                                                                                                           (72)(d)
                                                                                                          (499)(e)
                                                                                                          (126)(f)
Depreciation & amortization .........         5,130          6,070          3,062          6,719         5,311 (g)        26,292
Interest expense ....................         6,585          7,168            217          1,910        18,253 (h)        34,133
Other income (expense) ..............           655            580           (390)           302          (155)(a)           992
                                        -----------    -----------    -----------    -----------   -----------       -----------
Income (loss) before taxes ..........        (8,439)         1,126          4,754          8,764       (20,876)          (14,671)
Income taxes ........................          --              441          1,788           --          (2,229)(j)          --
                                        -----------    -----------    -----------    -----------   -----------       -----------
Net income (loss) before
      preferred dividends ...........        (8,439)           685          2,966          8,764       (18,647)
                                                                                                                         (14,671)
Preferred dividends .................           198           --             --             --           7,502 (i)          7,700
                                        -----------    -----------    -----------    -----------   -----------       -----------
Net income (loss) to common
     shareholders ...................   $    (8,637)   $       685    $     2,966    $     8,764   $   (26,149)      $   (22,371)
                                        ===========    ===========    ===========    ===========   ===========       ===========

Net loss per share to common
     shareholders ...................   $     (2.40)                                                                 $     (6.21)
                                        ===========                                                                  ===========
Weighted average number of
     common shares outstanding ......     3,600,109                                                                    3,600,109
                                        ===========                                                                  ===========

    See notes to unaudited pro forma combined condensed financial statements.

              UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                      (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                           HISTORICAL     HISTORICAL     HISTORICAL         1998       PRO FORMA          PRO FORMA
                                          PACKAGED ICE       REDDY          CASSCO     ACQUISITIONS    ADJUSTMENTS        COMBINED
                                          ------------       -----          ------     ------------    -----------        --------
Revenues ..............................   $    59,416    $    17,858    $    12,886    $     4,968    $      --         $    95,128
Cost of sales .........................        35,474         13,871          9,420          1,759           --              60,524
                                          -----------    -----------    -----------    -----------    -----------       -----------
Gross profit ..........................        23,942          3,987          3,466          3,209           --              34,604
Operating expenses ....................        11,763          4,179            472          2,700           --              19,114
Depreciation & amortization ...........         6,823          3,089          1,593            423          1,762(g)         13,690
Interest expense ......................         8,727          4,376             90            281          3,593(h)         17,067
Other income (expense) ................           146            218           (273)           108           --                 199
                                          -----------    -----------    -----------    -----------    -----------       -----------
Income (loss) before taxes ............        (3,225)        (7,439)         1,038            (87)        (5,355)          (15,068)
Income taxes ..........................          --             --              394           --             (394)(j)          --
                                          -----------    -----------    -----------    -----------    -----------       -----------
Net income (loss) before
     extraordinary item and
     preferred dividends ..............        (3,225)        (7,439)           644            (87)        (4,961)          (15,068)
Preferred dividends ...................         2,008           --             --             --            1,842(i)          3,850
                                          -----------    -----------    -----------    -----------    -----------       -----------
Loss before extraordinary
     item available to common
     shareholders .....................   $    (5,233)   $    (7,439)   $       644    $       (87)   $    (6,803)      $   (18,918)
                                          ===========    ===========    ===========    ===========    ===========       ===========

Loss per share before
     extraordinary item available
     to common shareholders ...........   $     (1.11)                                                                  $     (4.01)
                                          ===========                                                                   ===========
Weighted average number of
     common shares outstanding ........     4,721,536                                                                     4,721,536
                                          ===========                                                                   ===========

    See notes to unaudited pro forma combined condensed financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

(a)   Cash on hand used in Cassco Acquisition.

(b) The excess purchase price over the allocation of the fair value of the net assets of Cassco will be recorded as goodwill, which is calculated and based on the following assumptions:

                                                         (IN THOUSANDS)
          Cassco purchase price .........................   $ 59,000
          Allocation of net assets:
             Historical net assets (equity) of Cassco ...     24,461
             Historical assets of Cassco not acquired ...     (1,204)
             Historical liabilities of Cassco not assumed      4,050
                                                            --------
                Total ...................................     27,307
                                                            --------
          Goodwill ......................................   $ 31,693
                                                            ========

      The Company has not completed an assessment of the fair value of the net assets to be acquired for the purpose of allocating the purchase price. To the extent that such an assessment indicates the fair value of the fixed assets is in excess of net book value, this excess would be allocated to fixed assets and would reduce the goodwill calculated above. Assuming a weighted average depreciable life for fixed assets of five years, every $500 allocated to fixed assets rather than goodwill would increase depreciation and amortization expense for the pro forma year ended December 31, 1997 and the six-months ended June 30, 1998 by $87 and $44, respectively.

(c)   Borrowing from Credit Facility to finance Cassco Acquisition.

(d) Does not reflect $9,344 of additional pro forma undeclared preferred dividends and $1,713 of additional pro forma accretion on the $40,000 13% Exchangeable Preferred Stock as if the Ares and Culligan Equity Investments had occurred on January 1, 1997.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(a) Elimination of intercompany revenues/expenses with respect to equipment leasing and service agreements between Packaged Ice and certain acquired companies purchased during 1997.

(b) Elimination of compensation and related benefits for certain owners that did not continue with the Company after the respective acquisition dates.

(c) Elimination of costs associated with operations not acquired.

(d) Elimination of lease costs related for facilities not contemplated under the respective acquisition agreements.

(e) Elimination of corporate overhead charges to acquired entities which are not of a continuing nature with the Company's core business.

(f) Reduction of defined contribution plan matching costs to conform to the Company's existing benefit plans.

(g) The excess of total purchase price for the 1997 Acquisitions, the 1998 Completed Acquisitions and the Cassco Acquisition over the allocation of fair value to the net assets acquired or to be acquired has been recorded as goodwill, which is calculated and amortized based on the following assumptions:
                                                                 SIX MONTHS
                                                    YEAR ENDED      ENDED
                                                    DECEMBER 31,   JUNE 30,
                                                        1997         1998
                                                     ---------    ---------
                                                        (IN THOUSANDS)
   Value of common stock consideration ...........   $  23,362    $  23,362
   Cash consideration ............................     330,355      330,355
                                                     ---------    ---------
        Total purchase price .....................     353,717      353,717
   Total net assets acquired .....................     124,790      124,790
                                                     ---------    ---------
   Goodwill ......................................   $ 228,927    $ 228,927
                                                     =========    =========

   Calculated amortization, 40-year estimated life   $   5,723    $   2,862
   Less: historical amortization .................        (412)      (1,100)
                                                     ---------    ---------
   Adjustment to amortization ....................   $   5,311    $   1,762
                                                     =========    =========

(h) Interest expense adjustments are as follows:
                                                                 SIX MONTHS
                                                    YEAR ENDED      ENDED
                                                    DECEMBER 31,   JUNE 30,
                                                       1997          1998
                                                     ---------    ---------
                                                         (IN THOUSANDS)
   9 3/4% Senior Notes ...........................   $ 270,000    $ 270,000
                                                     =========    =========
   Borrowing on Credit Facility ..................   $  67,000    $  67,000
                                                     =========    =========

   Pro forma interest expense on 9 3/4% Senior Notes    26,325    $  13,163
   Pro forma interest expense on Credit Facility .       6,365        3,183
   Less:  Packaged Ice historical interest expense      (6,585)      (8,727)

        Reddy historical interest expense ........      (7,168)      (4,376)
        Cassco historical interest expense .......        (217)         (90)
        Acquisition historical interest expense ..      (1,910)        (281)
   Plus:  Additional interest on amortization
        of debt issue costs:
          Total debt issue costs of $9,820,
            calculated amortization, 7-year life .       1,403          701
        Amortization of discount on 9 3/4% Senior Notes:
          Total discount of $280, calculated
            amortization, 7-year life ............          40           20
                                                     ---------    ---------
   Net adjustment to interest expense ............   $  18,253    $   3,593
                                                     =========    =========

(i) Dividends on the $40,000 13% Exchangeable Preferred Stock and $25,000 10% Mandatorily Redeemable Preferred Stock.

(j) The elimination of Reddy's and Cassco's income tax expense assumes that the combined Company was in a loss position, therefore the Company would not incur income tax expense.

EXHIBIT INDEX

EXHIBIT NO.                 DESCRIPTION OF DOCUMENT
-----------                 -----------------------
   2.1 Stock Purchase Agreement among Packaged Ice, Inc., WLR Foods, Inc. and Cassco Ice & Cold Storage, Inc. dated July 31, 1998.

   2.2   Non-Competition Agreement between WLR Foods, Inc. and Packaged Ice,
         Inc.